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                                                                    Exhibit 99.1

                      United National Bancorp Shareholders
                          Approve PNC Merger Agreement

Bridgewater, NJ--December 2, 2003--United National Bancorp (Nasdaq: UNBJ), parent company of UnitedTrust Bank, announced the results from its special meeting of shareholders held today at the Company's headquarters.

Company shareholders overwhelmingly approved the proposed acquisition of United National Bancorp by The PNC Financial Services Group, Inc. The transaction, which also has received the approval of the Board of Governors of the Federal Reserve System and the New Jersey Department of Banking and Insurance, is expected to occur in January 2004.

"PNC shares our commitment to providing outstanding banking services," stated Thomas C. Gregor, chairman and chief executive officer of United National Bancorp. "We look forward to joining PNC and being able to offer an expanded scope of services and an even higher level of convenience for our customers."

United National Bancorp is a $3.1 billion asset holding company for UnitedTrust Bank, a state-chartered FDIC-insured commercial bank headquartered in Bridgewater, New Jersey operating 52 community banking offices throughout Essex, Hunterdon, Middlesex, Morris, Somerset, Union and Warren counties in New Jersey and Lehigh and Northampton counties in Pennsylvania. The Bank provides retail banking, alternative financial products, insurance services, business banking services, commercial lending, construction and commercial real estate lending, consumer and mortgage lending and trust and investment services. Visit United National Bancorp and UnitedTrust Bank on the World Wide Web at www.unitedtrust.com.

Contact: media, Donald E. Reinhard, 908-429-2370 or investors, Alfred J. Soles, 908-429-2406, both of United National Bancorp.

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